UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2021

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+45 3131 5941
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Simon Stadil as Chief Financial Officer

On November 23, 2021, LiqTech International, Inc. (the “Company”) announced the appointment of Simon Stadil to serve as Chief Financial Officer of the Company (the “Appointment”). Mr. Stadil, age 38, served as Director of Treasury & Investor Relations (2013-2016), Regional CFO Americas and Africa (2017-2019), and Vice President of Global Finance (2019-2021) of Welltec, an international provider of robotic well solutions for the oil and gas industry with approximately $250 million in annual revenue. Additionally, Mr. Stadil served as Assistant Funding Manager within the Danish renewable & utility company Ørsted from 2008 to 2009, as well as Assistant Vice President within the Nordic Investment Banking Division at Barclays Capital in London from 2010 to 2012. Mr. Stadil holds a Bsc. in Business Administration and a Msc. in Economics and Finance (Cand. .Fir) from Copenhagen Business School in Denmark. Mr. Stadil’s substantial experience within corporate finance, risk management, and capital markets, his in-depth management experience from a variety of advisory positions, and his experience with vertically integrated technology driven companies within the global oil & energy sector made him an attractive candidate for the position of Chief Financial Officer of the Company.

In connection with the Appointment, LiqTech Holding A/S, a Danish limited company, and Mr. Stadil entered into a letter agreement, effective as of December 1, 2021 (the “Offer Letter”), pursuant to which Mr. Stadil will receive an annual base salary of approximately $255,000 and a discretionary annual performance bonus of up to approximately $128,000. Also in connection with his appointment, Mr. Stadil will receive restricted stock unit awards with an aggregate grant date fair value of approximately $128,000. Mr. Stadil is also eligible to participate in the Company’s other benefit programs on the same basis as the Company’s officers.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There are no other arrangements or understandings between Mr. Stadil, on the one hand, and any other persons, on the other hand, pursuant to which he was selected as the Company’s Chief Financial Officer. Additionally, there are no transactions involving the Company, on the one hand, and Mr. Stadil, on the other hand, that the Company would be required to report pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Stadil and any director or executive officer of the Company.

Resignation of Claus Toftegaard as Chief Financial Officer

Claus Toftegaard, predecessor to Mr. Stadil, stepped down from his position effective as of November 23, 2021 to serve the Company as Director of Project Expansion in China and Denmark. The Company appreciates Mr. Toftegaard’s diligent service as Chief Financial Officer and looks forward to his focused management of the expansive projects the Company has planned.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Letter Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: November 30, 2021	/s/ Sune Mathiesen
Sune Mathiesen
Chief Executive Officer